EXHIBIT 99.1

For Immediate Release:  Contacts:  Julie S. Ryland

Monday, December 4, 2006 205.326.8421

Energen Sells Enron Bankruptcy Allowed Settlement Claim

2006 EPS Impact Estimated to be $.09 per Diluted Share

BIRMINGHAM, Ala. ― Energen Corporation (NYSE: EGN) announced today that Energen Resources Corporation, its oil and gas subsidiary, has sold its allowed $12.5 million Enron bankruptcy claim. The Company estimates that the sale of the claim will generate net income in 2006 of $6.7 million, or 9 cents per diluted share.

The Company reaffirmed its 2006 earnings guidance range of $3.10-$3.30 per diluted share (non-GAAP), noting that the Enron settlement is expected to place Energen's 2006 earnings toward the middle of this range. Excluded from the earnings guidance is a significant 4th quarter gain from the previously announced sale of one-half of Energen Resources' acreage position in Alabama shales (For full reconciliation to GAAP, see Form 8-K filed by Energen with the Securities and Exchange Commission on Monday, December 4, 2006).

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition and development of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 1.7 trillion cubic feet equivalent of proved reserves in the San Juan, Permian and Black Warrior basins and in the North Louisiana/East Texas area. More information is available at www.energen.com.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company's periodic reports filed with the Securities and Exchange Commission.